Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 180 Maiden Lane New York, NY 10038 www.aig.com	Contacts: Jon Diat (Media): 212-770-3505; jon.diat@aig.com Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

AIG TO REDEEM 6.45% JUNIOR SUBORDINATED DEBENTURES

NEW YORK, June 4, 2013 – American International Group, Inc. (NYSE: AIG) today announced that it will redeem all of its outstanding 6.45% Series A-4 Junior Subordinated Debentures (CUSIP No. 026874800) (NYSE: AFF) (the “Debentures”) on June 17, 2013 (the “Redemption Date”). On the Redemption Date, AIG will pay to the registered holders of the Debentures a redemption price of 100% of the principal amount outstanding, plus accrued and unpaid interest to, but excluding, the Redemption Date to holders of record at the close of business on June 14, 2013. As of June 4, 2013, $750,000,000 aggregate principal amount of Debentures were outstanding.

The Debentures are held only in book-entry form through the Depository Trust Company (“DTC”). DTC will redeem the Debentures in accordance with its procedures and notify the holders. Holders of the Debentures need not take any action to receive payment of the redemption price.

This press release does not constitute a notice of redemption of the Debentures. Holders of the Debentures should refer to the notice of redemption to be delivered to the registered holders of the Debentures by The Bank of New York Mellon, the trustee with respect to the Debentures.

Certain statements in this press release, including those describing the completion of the redemption, constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the SEC pursuant to the Securities Exchange Act of 1934.

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American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

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